Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Calithera Biosciences, Inc. 2010 Equity Incentive Plan, the Calithera Biosciences, Inc. 2014 Equity Incentive Plan and the Calithera Biosciences, Inc. 2014 Employee Stock Purchase Plan of our report dated March 27, 2015, with respect to the financial statements of Calithera Biosciences Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 11, 2015